EXHIBIT 99.1

Box 858 Valley Forge Pennsylvania 19482 (610-337-1000)

UGI Corporation Completes Acquisition of Mountaineer Gas

VALLEY FORGE, Pa., September 1, 2021 — UGI Corporation (NYSE: UGI) has completed the previously announced acquisition of Mountaintop Energy Holdings LLC, owner of Mountaineer Gas Company (“Mountaineer”), the largest gas local distribution company in West Virginia, for an enterprise value of $540 million. With all closing conditions now satisfied, including final regulatory approval from the West Virginia Public Service Commission, Mountaineer becomes the newest wholly-owned subsidiary of UGI.

UGI also announced that C. David Lokant has been named president of Mountaineer, effective immediately. Mr. Lokant will assume responsibility for all aspects of Mountaineer’s operations. Mr. Lokant previously served as Chief Operating Officer and Senior Vice President for Mountaineer. He joined Mountaineer when West Virginia Power Gas assets were purchased from UtiliCorp in 2000. Mr. Lokant has more than 30 years of industry experience and has held a variety of positions throughout his career in operations, regulatory relations, customer service, accounting, and engineering.

Mountaineer serves nearly 215,000 customers across 50 of West Virginia’s 55 counties. The customer base is approximately 90% residential, with the remaining 10% comprised of commercial and industrial customers. Mountaineer is fully regulated, and its system has nearly 6,000 miles of distribution, transmission, and gathering pipelines.

“We are very pleased to complete this important acquisition and expand our core utility operations in the mid-Atlantic region. I am also confident that Dave will provide excellent leadership of Mountaineer,” said Roger Perreault, President and Chief Executive Officer of UGI. “This addition provides us with an opportunity to deliver safe, reliable, affordable, and environmentally responsible energy solutions to customers in West Virginia. We see significant opportunities to make regulated investments focused on long-term system enhancement and expand the reach of natural gas to both unserved and underserved areas. We are also pleased with this acquisition as it supports our strategy of delivering reliable earnings growth and rebalancing our portfolio.”

“We look forward to welcoming the Mountaineer employees and customers to the UGI family of companies. Mountaineer is a great fit for our natural gas businesses and UGI as a whole,” said Robert F. Beard, UGI’s Executive Vice President, Natural Gas. “The company brings an exceptional management team with significant experience, a track record of safe operations, and strong regulatory, customer and community relationships. Like UGI Utilities, Mountaineer’s customers are situated in the prolific Marcellus shale production region and have access to clean, abundant, reliable, and affordable natural gas. We look forward to becoming a part of the West Virginia community and investing in the safety and reliability of the Mountaineer system in alignment with our environmental efforts to lower methane and other GHG emissions. With over 135 years of experience in the gas utilities business, we are confident that we can execute on these investment opportunities while maintaining competitive rates and providing best-in-class service to our new customers.”

About UGI Corporation
UGI Corporation is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania and West Virginia, distributes LPG both domestically (through AmeriGas) and internationally (through UGI International), manages midstream energy assets in Pennsylvania, Ohio, and West Virginia and electric generation assets in Pennsylvania, and engages in energy marketing, including renewable natural gas in the eastern region of the United States and California, and internationally in France, Belgium, the Netherlands and the UK.

Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com.

Investor Relations
610-337-1000
Tameka Morris, ext. 6297
Arnab Mukherjee, ext. 7498
Source: UGI Corporation